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Exhibit 5.1

March 24, 2004

Ciphergen Biosystems, Inc.
6611 Dumbarton Circle
Fremont, CA 94555

  Re:    Registration Statement on Form S-8

Ladies and Gentlemen:

        We have examined the Registration Statement on Form S-8 to be filed by you with the Securities and Exchange Commission on or about March 24, 2004 (the "Registration Statement") in connection with the registration under the Securities Act of 1933, as amended, of 1,400,000 and 290,795 shares of your Common Stock, par value $0.001 per share (such 1,690,795 shares, in aggregate, the "Shares"), reserved for issuance pursuant to your 2000 Stock Plan and 2000 Employee Stock Purchase Plan, respectively (together, the "Plans"). As your legal counsel, we have reviewed the actions proposed to be taken by you in connection with the proposed issuance and sale of the Shares under the Plans.

        It is our opinion that the Shares, when issued and sold in the manner referred to in the Plans, will be duly authorized, validly issued, fully paid and nonassessable.

        We consent to the use of this opinion as an exhibit to the Registration Statement, and further consent to the use of our name wherever appearing in the Registration Statement and any amendments thereto.

Very truly yours,
WILSON SONSINI GOODRICH & ROSATI Professional Corporation
/s/ WILSON SONSINI GOODRICH & ROSATI

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  Exhibit 5.1